Exhibit 4.4


















                          THE ZIEGLER COMPANIES, INC.

                         VOLUNTARY DEFERRED BONUS PLAN



                            AS AMENDED AND RESTATED
                           EFFECTIVE JANUARY 1, 2003
            (and including subsequent amendments through May 2003)



































                                                                    Voluntary

                          THE ZIEGLER COMPANIES, INC.
                         VOLUNTARY DEFERRED BONUS PLAN


                                   PREAMBLE


       WHEREAS, the Ziegler Companies, Inc. (the "Company") originally established The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan (the "Plan") effective as of January 1, 2000; and

       WHEREAS, the Company subsequently amended and restated the Plan effective as of January 1, 2002; and

       WHEREAS, the Company now wishes to amend and restate the Plan to include Company stock as a deemed investment option;

       NOW, THEREFORE, The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan is hereby amended and restated effective as of January 1, 2003, to read as follows:


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                                   ARTICLE I

                              DEFINITION OF TERMS


       1.01 "Account" means the bookkeeping account of a Participant which shall be established by the Company for determining the amounts which may become payable to the Participant hereunder. The Participant's Account shall equal the sum of the Participant's Deferred Share Account and the Participant's Deferred Cash Account.

       1.02 "Change of Control" means: (a) a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or in connection with the acquisition by the Company of a business filing reports under Section 13 or 15(d) of the Securities Exchange Act of 1934; or (b) the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12 month period; or (c) a merger or consolidation by the Company with or into any other corporation or entity such that the Company's shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power.

       1.03 "Committee" means the Organization and Compensation Committee of the Company's Board of Directors. The Committee may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

       1.04 "Company" means The Ziegler Companies, Inc., a Wisconsin corporation. The Company may act through its Board of Directors or any authorized officer or employee.

       1.05 "Conversion Date" means the date on which bonus deferrals and dividends for the prior year are credited to a Participant's Deferred Share Account. The Conversion Date is the last trading day of the first calendar quarter of the year following the year in which the bonus is earned and/or the dividends are declared.

       1.06 "Deferred Cash Account" shall mean the bookkeeping account established to record the interest of a Participant with respect to deferred bonus amounts that are not deemed invested in Shares.

       1.07 "Deferred Share Account" shall mean, with respect to a Participant who has elected to have deferred bonus amounts deemed invested in Shares, a bookkeeping account established to record such Participant's interest under the Plan related to such Shares.

       1.08 "Eligible Employee" shall mean an Employee who the Committee determines is eligible to participate in the Plan. Such determination may be made by individual or employment classification.

       1.09 "Employee" shall mean any regular salaried employee of the Company or an affiliate who is a key management or highly compensated employee of the Company or such affiliate.

       1.10 "Market Price" on any date shall mean, with respect to a Share, if the Company's common stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sales prices recorded in composite transactions for such date. If such date is not a business day or in the absence of reported sales on such date, "Market Price" shall mean the closing sales price on the next preceding business date with respect to which sales were reported. If the Company's common stock is not then listed and traded on a registered national securities exchange and is not quoted in the NASDAQ National Market System, then "Market Price" shall be determined in good faith by the Committee.


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       1.11     "Participant" means an Eligible Employee who has elected to participate in the Plan.

       1.12 "Plan" means The Ziegler Companies, Inc. Voluntary Deferred Bonus Plan, as set forth herein, and as may be amended from time to time.

       1.13 "Plan Year" means the twelve-month period beginning January 1 and ending December 31.

       1.14 "Share" means a contractual obligation of the Company to deliver a share of the Company's common stock to a Participant as provided herein.


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                                  ARTICLE II

                                 PARTICIPATION


       2.01     Selection of Participants.

       The Committee shall select the Eligible Employees who may elect to participate in the Plan. The selection of an Employee as an Eligible Employee for any year shall not guarantee that such Employee will remain eligible to participate in the Plan in any future year.

       2.02     Bonus Deferral Elections.

        Each Eligible Employee who elects to participate in the Plan for a Plan Year shall elect the amount or portion of his or her bonus for such Plan Year which he or she elects to defer. The Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make their bonus deferral elections.


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                                  ARTICLE III

                       CREDITS TO PARTICIPANTS' ACCOUNTS


       3.01     Investment Election.

       Prior to the time a Participant's bonus is payable, the Participant shall irrevocably designate in writing the portion of such deferred bonus to be credited to the Participant's Deferred Cash Account and the portion to be credited to the Participant's Deferred Share Account. If a Participant fails to notify the Company as to how to allocate any deferred bonus between the Deferred Cash and Deferred Share Accounts, 100% of the amount of the deferred bonus for such year will be credited to the Deferred Cash Account. Except as provided in Section 3.05, in no event may any previously deferred amounts be transferred between the Deferred Cash and Deferred Share Accounts.

       3.02     Credits to Deferred Cash Accounts.

       The deferred bonus amounts allocated to the Deferred Cash Account shall be credited to such Participant's Deferred Cash Account as of the last day of the Plan Year for which the bonus was earned. Following the close of each Plan Year, earnings shall be credited to each Participant's Deferred Cash Account until the entire amount credited to the Deferred Cash Account is distributed as provided in Article VI. The amount of earnings to be allocated to each Participant's Account shall be equal to the value of the Account as of the beginning the Plan Year less any distributions during the Plan Year, multiplied by an earnings credit factor determined by the Committee, compounded annually.

        3.03     Credits to Deferred Share Accounts.

        The deferred bonus amounts allocated to the Deferred Share Account shall be deemed to be invested in a number of Shares equal to the quotient of
(i) the amount of such deferred bonus (credited with earnings based on the earnings credit factor determined under Section 3.02 as if the deferred bonus had been invested in the Deferred Cash Account from the last day of the Plan Year for which the bonus was earned through the applicable Conversion Date), divided by (ii) the Market Price on such applicable Conversion Date. In addition, as of each Conversion Date, a Participant's Deferred Share Account shall be credited with an additional number of Shares equal to the quotient of
(i) the total of dividends that would have been payable during the prior calendar year if the number of Shares credited to the Participant's Deferred Share Account had actually been shares of Company common stock (and increased as if such total dividends had further been credited with earnings based on the earnings credit factor determined under Section 3.02 above as if the dividends had been invested in the Deferred Cash Account from the date the dividends were declared through the Conversion Date), by (ii) the Market Price on the applicable Conversion Date. Fractional Shares shall be credited, but shall be rounded to the nearest tenth percentile, with amounts equal to or greater than .05 rounded up and amounts less than .05 rounded down.

       3.04     Adjustments.

       In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering any other change in the Company's corporate structure or common stock, the Committee may make such adjustment, if any, as it may deem appropriate in the number and/or kinds of Shares credited to the Deferred Shares Accounts.


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       3.05     Account Transfer Elections.

       (a) Effective as of June 16, 2003, a Participant in the Plan shall have an election to transfer any amounts attributable to bonuses deferred prior to 2003 to the Participant's Deferred Share Account. Any amounts transferred shall be credited to such Participant's Deferred Share Account as described in Section 3.03 based on the Market Price as of the June 16, 2003 transfer date. Any amounts transferred under this Section 3.05(a) shall thereafter remain credited to the Participant's Deferred Share Account until later distribution (unless transferred back to the Participant's Deferred Cash Account consistent with Section 3.05(b) below).

       (b)      In addition to the transfer election provided in subparagraph
(a) above, in 2005 and each odd-numbered calendar year thereafter (i.e., 2007, 2009, etc.) each Participant shall have an option to transfer amounts between the Deferred Share Account and the Deferred Cash Account. Such election shall be made in the form and manner determined by the Committee and shall be effective at such time as determined by the Committee and communicated to Plan Participants. Any amounts transferred under this Section 3.05(b) shall be credited to the Deferred Cash Account and/or Deferred Share Account as described in Sections 3.02 and 3.03, whichever is applicable, as of the effective date of transfer determined by the Committee. Consistent with Plan
Section 7.08, any election and resulting transfer shall be made consistent with the requirements of all applicable federal and state securities laws, and the Company may take whatever actions it deems necessary to ensure compliance with such laws.

       3.06     Vesting.

       Each Participant shall always have a fully vested and nonforfeitable interest in all amounts credited to the Participant's Account hereunder.

       3.07     Statements.

       The Company shall provide each Participant with a statement detailing the amounts credited to the Participant's bookkeeping Account under the Plan. Such statement shall be provided annually or more frequently, as determined by the Company.


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                                   ARTICLE IV

                                  DISTRIBUTIONS


       4.01     Normal Distributions.

       Except as otherwise provided in this Article IV, distributions shall commence as soon as practicable following the close of the Plan Year in which the Participant terminates employment with the Company and all affiliates. Each new Participant shall indicate in writing at the time of his or her initial bonus deferral election the form of payment for the deferrals. For payments commencing following a termination of employment, a Participant may elect (a) a lump sum payment, (b) five annual installment payments, or (c) ten annual installment payments. A Participant's election as to the form of payment shall apply to all amounts credited to the Participant's Account.

        A Participant may change his payment election at any time by written communication to the Company which indicates the lump sum or installment form of payment desired. The payment election on file with the Company as of the date of the Participant's termination of employment shall be controlling; provided, however, that any payment election filed with the Company less than twelve months prior to the Participant's termination of employment shall be null and void. In such event, the Participant's most recent payment election filed before the date twelve months prior to the Participant's termination shall govern the payment.

       In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the anniversary date of the first installment, or as soon as practical thereafter, until the entire amount credited to the Participant's Account has been paid. The dollar amount involved in any installment payment shall be determined by multiplying the amount credited to the Participant's Deferred Cash Account immediately prior to the distribution by a fraction, the numerator of which is one and the denominator of which is the number of installments (including the current installment) remaining to be paid. The number of shares of Company stock involved in any installment payment shall be determined by multiplying the number of Shares credited to the Participant's Deferred Share Account immediately prior to the distribution by a fraction, the numerator of which is one and the denominator of which is the number of installments (including the current installment) remaining to be paid, and rounded up to the next whole Share. Notwithstanding any other provision in this Article IV, a Participant's distribution from his Deferred Cash Account shall be made solely in cash and distributions from the Participant's Deferred Share Account shall be made solely in shares of Company stock (except that any fractional Share shall be paid in cash). Neither the Participant nor the Company shall have any authority to alter such cash or Company stock mode of distribution.

       4.02     Short-Term Payout.

       Notwithstanding Section 4.01 above, a Participant may elect, on his or her deferral election for any Plan Year, to receive a short-term payout of the bonus deferrals (as adjusted under Sections 3.02 and 3.03) for that Plan Year. The short-term payout shall be a lump sum payment in cash and Company stock to reflect amounts credited to the Participant's Deferred Cash Account and Deferred Share Account, respectively. Subject to the other terms and conditions of this Plan, the short-term payout shall be paid on or about
March 1 of the year following the earlier of (a) the year in which the Participant ceases to be an Employee, or (b) the year selected by the Participant (which must be at least 3 years after the year in which the bonus to be deferred is earned). For example, the bonus earned in 2002 would be payable no earlier than March 1, 2006 pursuant to an election under this
Section 4.02.


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       4.03     Special Rule for Death or Disability.

       If a Participant becomes disabled (as determined by the Committee) or dies, the balance then credited to the Participant's Account shall be distributed to the Participant (or his or her beneficiary) in a lump sum in cash and Company stock as soon as administratively practicable after the date of disability or death. Each Participant may designate one or more beneficiaries to receive any death benefit in accordance with rules established by the Committee. If no designated beneficiary survives the Participant, any death benefit shall be paid to the Participant's estate.

       4.04     Payment Modification.

       A Participant may make a written request to the Committee to accelerate payments, delay the commencement of payments, or extend or contract the payment period applicable to his or her Account. The Committee may establish rules applicable to Participant requests; provided, however, that no request to delay commencement or extend the payment period may be made after benefits commence. The Committee, in its sole and absolute discretion, may grant or deny any such request.

       Further, notwithstanding Sections 4.01, 4.02 and 4.03 above and
Section 4.05 below, the Committee reserves the right, in its sole discretion, to override or modify any Participant's election as to the timing and/or form of payment of some or all of such Participant's Account under this Plan at any time and for any reason, even as to future installments payable under a previously-elected method of payment; provided, however, that the Committee may not modify payments accelerated after a Change in Control under
Section 4.06. Notwithstanding any of the foregoing, in no event may the Committee modify the mode of distribution (i.e., cash or Company stock), and in all events, cash will be distributed to reflect amounts credited to the Participant's Deferred Cash Account and Company stock will be distributed to reflect amounts credited to the Participant's Deferred Share Account.

       4.05     In-Service Distributions.

       A Participant may request an in-service distribution of all or a portion of his/her Account. The Committee shall have complete discretion to determine whether all or any portion of the requested amount shall be distributed based upon such factors as the Committee shall deem appropriate.

       4.06     Change in Control.

       Notwithstanding any other provisions of this Article IV, in the event of a Change in Control, each Participant who is not offered an opportunity to continue in employment in a comparable position, as determined by the Committee, shall automatically receive distribution of the entirety of his Accounts (in the form of cash to reflect amounts deemed invested in the Participant's Deferred Cash Account and in the form of Company stock to reflect amounts deemed invested in the Participant's Deferred Share Account) in a lump sum distribution as soon as practicable after such Change in Control occurs.


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                                   ARTICLE V

                          COMPANY'S REPURCHASE RIGHTS


       5.01     Right of First Refusal.

       If an individual desires to transfer Company stock distributed under the Plan to a bona fide prospective transferee, the individual must first notify the Committee in writing and such notice (the "Notice") shall be deemed an offer by the individual to sell the Company stock to the Company. The Notice shall include a copy of the offer to purchase or agreement to acquire which shall describe all terms of such proposed transfer. The Company shall have the first right and option to purchase all, but not less than all, of the Company stock for a per share price equal to the lesser of (i) the Market Price as of the proposed date of transfer, or (ii) the price per share offered to the individual by the bona fide prospective transferee identified in the Notice. The Company shall notify the individual as to whether or not it will exercise its right of first refusal within 45 days after receipt of the Notice and, if exercising such right, shall pay such individual the purchase price as described above, within a reasonable period thereafter. Any Company stock not repurchased by the Company (and the Company shall not exercise its right of first refusal during the first six months following the distribution of such Company stock under Article IV of the Plan), and which is then transferred under this Section 5.02, shall continue to be subject to the Company's repurchase rights as described in this Article V. Any transferee of such Company stock shall be deemed to have accepted and consented to be bound by the provisions and restrictions of this Plan and shall execute any documents as may be required by the Committee to evidence such acceptance and consent.

       5.02     Company Right to Purchase.

       The Company shall have the right to purchase from an individual all shares of Company stock distributed under the Plan to such individual (or transferred pursuant to Section 5.01). Such right to purchase may be exercised by the Company by written notice and offer of payment to the individual at any time within a six-month repurchase period that begins six months and one day following the date the shares of Company stock were distributed from the Plan. The price paid to the individual shall be equal to the Market Price of the shares at the time the shares are repurchased. If the Company should elect not to purchase the individual's shares of Company stock during the repurchase period, those shares will remain subject to the Company's right of first refusal described in Section 5.01.

       5.03     Stock Restrictions.

       Any Company stock distributed pursuant to the terms of the Plan shall be subject to the transfer restrictions and repurchase rights of this
Article V.

       5.04     Public Market.

       Notwithstanding any of the foregoing, the provisions of this Article V relating to the Company's repurchase rights, shall not apply if a Public Market exists for the Company's common stock. A "Public Market" for the common stock exists if the stock is traded on a national or regional stock exchange registered under the Securities Exchange Act of 1934, or if the stock is quoted on the National Association of Securities Dealers Automated Quotation system.


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                                  ARTICLE VI

                 REDEMPTION OF SHARES AT PARTICIPANT'S OPTION


       6.01     Participant's Right to Sell Shares to the Company.

       Subject to the terms and conditions set forth in this Article VI, a Participant or beneficiary who acquires shares of Company stock under the Plan as a result of the Participant's death, disability or normal retirement (i.e., termination after attainment of age 65) may elect to sell such shares to the Company after having held such shares for six months after distribution. The Participant's election must be made within 90 days after satisfaction of the applicable 6-month holding requirement described above, and the right to sell shares to the Company shall expire if the Participant or beneficiary does not so elect during such period. To sell shares to the Company under this Section 6.01, the Participant or beneficiary must notify the Company in writing during the applicable period, state the number of shares which the Participant or beneficiary wishes to sell and satisfy any other conditions as may be established by the Committee. The price that the Company will pay for such shares will be the Market Price of the shares on the date purchased.

       6.02     Conditions.

       The Company's obligations under this Article VI will be conditioned on the satisfaction of both of the following: (a) the purchase by the Company will not violate, breach, or result in a default of, any other legal or contractual covenants, restrictions or conditions applicable to the Company, including any covenants or conditions under the Company's loan documents; and
(b) the total purchase price for all shares of Company stock redeemed in any fiscal year, whether under the Plan or otherwise, does not exceed 20% of the Company's average monthly cash position for the last quarter of the prior fiscal year.

       If any of the conditions in this Section 6.02 are not met as to any shares offered by any Participants or beneficiaries, then the Company will instead purchase the number of shares permitted under the conditions set forth above from each Participant and beneficiary electing to sell his shares under this Plan on a pro rata basis (based on the number of shares offered). If any shares are not purchased due to the above conditions, the Company shall notify the Participant(s) and beneficiary(ies) of such event. The Committee may waive any of the above conditions or limitations at the Committee's sole discretion.

       6.03     Procedures for Purchase of Company Stock.

       The Company shall pay the purchase price for the shares of Company stock acquired either under this Article VI or under the Company's rights of first refusal or repurchase under Article V in a lump sum cash payment. The Participant shall deliver to the Company any stock certificate(s) representing the Company stock being purchased by the Company, said certificate(s) to be duly endorsed or accompanied by appropriate stock power(s) executed in blank and otherwise in proper form for transfer to the Company.

       6.04     Changes in Corporate Status.

       Notwithstanding any of the foregoing, the provisions of this Article VI relating to the Participant's rights to sell Company stock to the Company, shall not apply if a Public Market exists for the Company's common stock, substantially all of the Company's assets are acquired by another person or entity, or the Company undergoes a merger, share exchange, or combination with any other entity. A "Public Market" for the common stock exists if the stock is traded on a national or regional stock exchange registered under the Securities Exchange Act of 1934, or if the stock is quoted on the National Association of Securities Dealers Automated Quotation system.


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       6.05     Other Redemptions.

       Nothing in this Article VI prohibits the Company from purchasing a Participant's stock at another time and/or in larger amounts than required hereunder, so long as the transaction complies with applicable law, the purchase price does not exceed the Market Price of the stock and the parties mutually agree to such a purchase.


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                                  ARTICLE VII

                                 MISCELLANEOUS


       7.01     No Right To Continued Employment.

       Participation in this Plan or the payment of any benefit hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Company.

       7.02     Unfunded Status.

       Each Participant's Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to such Participant under the Plan. Participant Accounts shall be bookkeeping accounts only and no Participant or beneficiary shall have any proprietary rights in any assets held by the Company, whether or not held for the purpose of funding the Company's obligation under this Plan. This Plan constitutes the mere promise of the Company to make benefit payments in the future. To the extent that any Participant or beneficiary acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

       Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or beneficiary or any other person. The Plan does not, and shall not be construed to, require the Company to segregate or earmark any shares of Company stock or any of the Company's assets for the benefit of a Participant or his/her beneficiary. Any reserves that may be established by the Company in connection with this Plan shall continue to be treated as the assets of the Company for federal income tax purposes and remain subject to the claims of the Company's creditors.

       7.03     Assignment Not Permitted.

       The right of Participant or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

       7.04     Impact on Other Plans.

       The Participant agrees that any amounts deferred and any benefits paid under this Plan will not be taken into account as "wages," "salary" or "compensation" in determining the amount of any payment or allocation, or for any other purpose, under any other benefit plan of the Company, unless the other benefit plan specifically so provides.

       7.05     Taxes.

       To the extent required by law, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Company. In lieu of part or all of any payment under the Plan, the Participant may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Committee may require, that the Company withhold from the shares of Company stock to be paid hereunder that number of shares having a Market Price equal to the Company's minimum required statutory withholding obligation.


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

       7.06     Competence of Payees.

       Every person receiving or claiming payments hereunder shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the management of his estate has been appointed. In the event a guardian or conservator of the estate or any person receiving or claiming payments hereunder shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.

       7.07     Notices.

       All notices, requests or other communications under the Plan shall be in writing and are deemed given if delivered personally or if delivered by registered or certified mail (return receipt requested) to the following addresses: if provided to a Participant, to the Participant's last known address appearing on the records in the Company's human resources department; and if to the Company, to The Ziegler Companies, Inc., 250 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4298, attention Chief Administrative Officer or General Counsel (unless directed otherwise by the Company).

       7.08     Securities and Related Matters.

       If at any time the Committee determines in its discretion that action is necessary to comply with any requirement of the Exchange Act, any national securities exchange or any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the delivery of shares of Company stock under this Plan, no payment will be made and no shares of Company stock will be delivered unless and until such action, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee. To the extent that Rule 16b-3 under Section 16(b) of the Exchange Act applies to any transactions under the Plan, the Company may take any actions it deems necessary or desirable to ensure compliance with such Rule 16b-3.


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                                 ARTICLE VIII

                                ADMINISTRATION


        8.01     Interpretation of Plan.

       The Committee shall be responsible for the interpretation of the Plan. The Committee shall have full and complete discretionary authority to determine eligibility and benefits under the Plan, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Committee shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Committee at the time of such determination. The Committee may adopt such rules or regulations as it may deem necessary or advisable for the administration of the Plan.

       8.02     Amendment or Termination.

       The Company reserves the right to amend or terminate the Plan at any time; provided, however, that any amendment or termination shall not reduce benefits already allocated to the Participant without the Participant's consent. In the event the Plan is terminated, the Accounts shall be distributed to the Participants as soon as practicable following the date of Plan termination. This Plan shall be binding on and inure to the benefit of Company, its successors and assigns and of Participants and their respective beneficiaries, heirs, executors, administrators and legal representatives.

       8.03     Claims Procedure.

       If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Committee. The Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision. The notice of the Committee's decision shall be in writing, sent by mail to the Claimant's last known address, and if a denial of the claim, must contain the following information:

                (a)     the specific reasons for the denial;

                (b) specific reference to pertinent provisions of the Plan on which the denial is based; and

                (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

       8.04     Review Procedure.

       A Claimant is entitled to request a review of any denial of his claim by the Committee. The request for review must be submitted in writing within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the claimant and, absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon receipt of a written request for review, the Claimant or his representatives shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Committee.


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

       The Committee shall fully and fairly review the matter and shall promptly respond to the claimant, in writing, of its decision within 60 days after receipt of the review request. Due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Committee's decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based.

       Any claim involving a disability determination shall comply with the time periods and other requirements for determination and review of disability claims in applicable Department of Labor regulations, to the extent required by such regulations.


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



       IN WITNESS WHEREOF, the Company has adopted this amended and restated Plan as of the 9th day of June, 2003.

                                    THE ZIEGLER COMPANIES, INC.


                                    By  /s/ John J. Mulherin
                                    Name  John J. Mulherin
                                    Position  President & CEO


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